[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.25

[LETTERHEAD]

March 24, 2006

Chris J. Bai, Ph.D.
President and CEO
American Peptide Company 1271 Avenida Chelsea
Vista, CA 92081

Re: Clinical Supply Agreement

Dear Dr.Bai:

        As you know, American Peptide Company ("APC") has previously manufactured under contract (Letter Agreement dated 9 October 2003 and the Amendment thereof also dated 9 October 2003) on behalf of Affymax, Inc. ("Affymax") certain supplies of Affymax's lead compound, Hematide™. Since then our companies have been engaged in discussions relating to a possible continued relationship for the contract manufacture of Hematide by APC. As an element of the evaluation of APC as a potential contract peptide manufacturer of Hematide, Affymax desires to ensure that APC is capable of making and delivering Hematide in sufficient yields and purities, and at a satisfactory cost basis under appropriate current Good Manufacturing Practices (cGMP), prior to Affymax determining whether to enter into further discussions with APC relating to a commercial-scale development and supply agreement. In order to facilitate Affymax's evaluation of APC's capabilities, APC and Affymax agree to enter into this Clinical Supply Agreement ("Agreement"), which shall constitute an extension and renewal of the Letter Agreement and Amendment thereof dated 9 October 2003, including all terms and conditions therein except the delivery date(s), payments, specifications and amounts are modified as described below.

        Under this Agreement APC indicates its willingness to manufacture under cGMP a 100 gram lot of Hematide Active Pharmaceutical Ingredient (API) meeting the specifications incorporated as attached hereto and deliver 100 grams of API to Affymax during [*] timeframe for evaluation and testing at Affymax's sole discretion. In order to facilitate timely acquisition of certain raw materials for the synthesis of 100 grams of API by APC prior to the execution, if any, of a subsequent development and supply agreement, Affymax hereby agrees to provide APC with [*], which shall be fully creditable against any future payments due to APC.

        The manufacturing batch production record (BPR) written by APC for the proposed 100 gram lot of API shall follow the APC BPR previously established for the manufacture of API with changes as provided by Affymax and as agreed to by the parties. APC shall retain the executed BPR and all supporting records for a period not less than 7 years. Upon request from Affymax, APC shall provide Affymax with a photocopy of the executed BPR used to manufacture the 100 gram lot. The 100 gram lot will be invoiced to Affymax at a cost of [*]. Affymax will provide sufficient PEG reagent to APC at no cost to APC for APC use in the manufacturing of 100 grams of API. Upon APC's release and delivery of the 100 gram lot of API to Affymax under this Agreement, APC shall also provide to Affymax at such time a report ("Development Report") describing the preparation of the lot to include the details of the manufacturing process, step yields, API control and in-process analytical methods, and method validation procedures used to make and test the API lot and sufficient for Affymax to prepare Chemistry, Manufacturing and Controls documentation in accordance with cGMP Guidelines for Industry as published by the FDA.

        Subsequent to acceptance of the 100 grams of API by Affymax, APC agrees to manufacture under cGMP a 500 gram lot of API meeting the specification incorporated as attached hereto and deliver 500 grams of API to Affymax during [*] timeframe for evaluation and testing at Affymax's sole discretion. In order to facilitate timely acquisition of certain raw materials for the synthesis of 500 grams of API by APC, Affymax hereby agrees to provide APC with [*] U.S. Dollars [*], which shall be fully creditable against any future payments due to APC.

        The manufacturing BPR written by APC for the proposed 500 gram lot of API shall follow the aforementioned APC BPR for the manufacture of API with changes as provided by Affymax and as agreed to by the parties. APC shall retain the executed BPR and all supporting records for a period not less than 7 years. Upon request from Affymax, APC shall provide Affymax with a photocopy of the executed BPR used to manufacture the 500 gram lot. The 500 gram lot will be a single lot from a manufacturing campaign separate from that used to generate the 100 gram lot and shall be invoiced to Affymax at a cost of [*]. APC will purchase from Affymax at a cost of [*] sufficient PEG for the manufacturing of 500 grams of API. Upon APC's release and delivery of the 500 gram lot of API to Affymax under this Agreement, APC shall also provide to Affymax at such time a Development Report describing the preparation of the lot to include the details of the manufacturing process, step yields, API control and in-process analytical methods, and method validation procedures used to make and test the API lot and sufficient for Affymax to prepare Chemistry, Manufacturing and Controls

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

documentation in accordance with cGMP Guidelines for Industry as published by the FDA

        Nothing in this letter agreement shall obligate either party to negotiate further with the other party nor to enter into either a subsequent development and supply agreement or a long term commercial manufacturing agreement. Each party shall be free to use their sole and unencumbered discretion in determining whether or not to negotiate and/or execute any other subsequent agreement with the other party. Affymax and APC may individually elect to not enter into a subsequent agreement with the other party for any reason or for no reason whatsoever. Nor shall there be any duty for any party to disclose to the other party its basis for a determination not to pursue or consummate a subsequent agreement.

        This Agreement is effective as of the date of the last-to-sign party indicated below and memorializes our joint understanding of this matter. This letter agreement shall be enforceable even if one or more provisions herein are found by a court of competent jurisdiction to be unenforceable. With regard to any disputes between the parties regarding this matter, the parties agree to submit to jurisdiction in the State of California and under California law. Any modifications to the terms of this letter agreement shall be in writing and executed by both parties hereto if each party agrees to such modification in their sole discretion.

        Please have an authorized officer of APC execute on behalf of APC on the indicated signature and date lines below if APC accepts the terms of this letter agreement.

On Behalf of Affymax, Inc.		On Behalf of American Peptide Company
Signed:	/s/ ROBERT B. NASO	Signed:	/s/ CHRIS J. BAI
Name:	Robert B. Naso	Name:	Chris J. Bai
Title:	Executive Vice President	Title:	President and CEO
Date:	March 24, 2006	Date:	March 27, 2006

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.